                                                                     Exhibit 4.3



                            GEORGIA GULF CORPORATION

                               Second Amendment to

                          Employee Stock Purchase Plan


     1. THE PLAN. Georgia Gulf Corporation (the "Company") has adopted the Employee Stock Purchase Plan dated as of December 5, 1995, as amended by the First Amendment to Employee Stock Purchase Plan dated February 8, 2000 (the "First Amendment") and as amended by this Second Amendment to Employee Stock Purchase Plan (the "Second Amendment") as set out below (the "Plan").

     2. COMMON STOCK AVAILABLE UNDER THE PLAN. The Plan, in paragraph 2, authorized 800,000 shares of the Company's Common Stock, of the par value of $0.01 each (the "Shares") to be issued under the Plan. The First Amendment authorized an additional 200,000 Shares to be issued.

     3. AMENDMENT TO AUTHORIZE ADDITIONAL SHARES UNDER THE PLAN. As a result of employee participation in the Plan since its inception, the majority of the 1,000,000 Shares previously authorized for issuance thereunder have been issued, and currently the Plan does not have enough Shares to permit its continued operation. Therefore, the Plan is hereby amended to authorize the issuance of an additional 1,000,000 Shares in accordance with the terms and conditions of the Plan and this Second Amendment.

     4. LIMITATION OF NUMBER OF SHARES ISSUABLE EACH YEAR. In order to limit the number of shares issuable each year under the Plan, Paragraph 4.(d) is hereby amended to read, in its entirety:

               (d) In the event that any year of the Plan the aggregate number of shares subscribed for pursuant to this Plan shall exceed 200,000, then all subscriptions for such year shall be reduced proportionally, but disregarding fractions of shares, to the extent necessary so that the aggregate number of shares covered by all such subscriptions shall not exceed 200,000.

     5. NO OTHER CHANGES. Except as specifically set out above, there are no changes to any of the other terms and conditions of the Plan and the Plan remains in full force and effect.